Exhibit 10.28

LICENSE AGREEMENT

This Agreement, effective as of November 25, 1988 (“EFFECTIVE DATE”) is between The Johns Hopkins University, (JHU), a not-for-profit corporation of the State of Maryland, having a principal place of business at 720 Rutland Avenue, Baltimore, Maryland 21205 and Brigham and Women’s Hospital (BWH), a corporation of the State of Massachusetts, having a principal place of business at 75 Francis Street, Boston Massachusetts 02115 (JHU and BWH hereinafter referred to as “Licensor”) and T Cell Sciences, Inc. a Delaware Corporation, having a principal place of business at 840 Memorial Drive, Cambridge, MA 02139 (hereinafter the “Company”).

WITNESSETH;

WHEREAS, as a center for research and education, Licensor is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, a valuable invention in the field of the human C3b/C4b receptor (CRI) was developed during the course of work funded by the United States Government and the Government has certain rights therein; and

WHEREAS, Licensor has acquired through assignment all right, title, and interest in said valuable invention from the Department of Health and Human Services (hereinafter “DHHS”); and

WHEREAS, Company as a leader in the development and use of T cell materials, has such capacity, and desires to commercially develop, manufacture, use and distribute such products throughout the world; and

WHEREAS, JHU and BWH entered into an agreement (attached as Exhibit A) with an effective date of June 28, 1988;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1                                 PATENT RIGHTS shall mean the U.S. Patent Application Serial No. 176,532 filed on April 1, 1988 in the names of Drs. Douglas T. Fearon, Lloyd B. Klickstein, and Winnie W. Wong, assigned to The Johns Hopkins University and The Brigham and Women’s Hospital entitled “The Human C3b/C4b Receptor (CR1)” (hereinafter the “Patent Application”) and the invention disclosed and claimed therein, all continuations, continuations in part, divisions, and reissues thereto, and any corresponding foreign patent applications that may be filed in the future at the Company’s request and expense and any patents issuing thereon, all of which are more fully set forth in Appendix A attached hereto and made part of this Agreement.

1.2                                 LICENSED PRODUCTS shall mean all products for therapeutic purposes, the manufacture, use or sale of which, except for this Agreement, would constitute infringement of one or more pending claims of a patent application contained within PATENT RIGHTS or one or more valid and unexpired claims of an issued patent contained within PATENT RIGHTS. LICENSED PRODUCTS shall not include such products for research, diagnostic, or medical device purposes and Licensor shall be free to license such products for such purposes to third parties, subject, however, to the requirement that the Company shall have the option of first refusal to negotiate for an exclusive license on reasonable terms to use such products for research, diagnostic, or medical device purposes.

1.3                                 LICENSED PROCESSES shall mean all methods and/or processes for therapeutic purposes which are covered by any claim of one or more PATENT RIGHTS.

1.4                                 NET SALES shall mean selling price received by Company and/or Affiliated Company from the sale of LICENSED PRODUCTS, less trade and quantity discounts allowed, transportation and handling charges, credits for claims or allowances, refunds, returns and recalls, and less taxes and other governmental charges levied on or measured by sales whether absorbed by Company or the customer. For purposes of this definition, LICENSED PRODUCTS shall be considered sold when billed out to customers, other than Licensee’s AFFILIATED COMPANY or sublicensee. In the event that Company and/or AFFILIATED COMPANY sells a LICENSED PRODUCT in combination with other active ingredients or components which are not LICENSED PRODUCTS (“Other Items”), the NET SALES for purposes of royalty payments on the combination shall be calculated as follows:

(a)                                  If all LICENSED PRODUCTS, and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the invoiced price of all LICENSED PRODUCTS in the combination, and B is the invoiced price of all Other Items in the combination.

(b)                                 If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCTS contained in the combination are available separately), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c)                                  If neither the LICENSED PRODUCTS nor the Other Items contained in the combination are sold separately, the NET SALES for such combination shall be NET SALES of such combination as defined in the first sentence of this Paragraph 1.4. However, the royalty rates paid on such combination NET SALES, as described in Paragraph 4.4 (2%, 3%, and 4%), shall be reduced by fifty percent (50%). In no event shall the royalty rates be reduced by greater than fifty percent (50%).  The term “Other Items” is not intended to include carriers, excipients or the like used in formulating a pharmaceutical product.

1.5                                 NET ROYALTIES shall mean all royalties actually received by the Company or its AFFILIATED COMPANIES, including the receipt of lump sums as advances against royalties, from nonaffiliated sublicensees in connection with the sublicensing of any LICENSED PRODUCTS and LICENSED PROCESSES under the PATENT RIGHTS.

1.6                                 AFFILIATED COMPANY shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled or under common control with the Company or Licensor, as the case may be. For the purposes of this Section 1.6, control shall mean the direct or indirect ownership of at least fifty percent (50%) or if less than fifty percent (50%), the maximum percentage as allowed by applicable law of (a) the stock shares entitled to vote for the election of directors; or (b) ownership interest.

1.7                                 RESEARCH PHASE of product development shall mean laboratory research efforts up to and including the completion of protein expression studies, undertaken by Company and/or AFFILIATED COMPANY, for the purpose of commercializing LICENSED PRODUCTS.

ARTICLE 2 - GRANTS

2.1                                 Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company an exclusive license to make, have made, use, and sell the LICENSED PRODUCTS, and to use the LICENSED PROCESSES in the United States and worldwide under the PATENT RIGHTS and to sublicense others under LICENSED PRODUCTS, LICENSED PROCESSES and PATENT RIGHTS subject to section 2.2 and limitations imposed on Licensor’s right to grant such license by 35 USC 200-211 and the regulations promulgated thereunder.

2.2                                 Licensor retains the right under the PATENT RIGHTS to make, provide and use the LICENSED PRODUCTS and LICENSED PROCESSES for its own not-for-profit use. For purposes of this Section 2.2, Licensor shall include but not be limited to JHU, The Johns Hopkins Health System and BWH.

ARTICLE 3 - PATENT INFRINGEMENT

3.1                                 Company shall have the right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep Licensor informed as to the status thereof. Company may, in its sole judgment and its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards, or settlements resulting therefrom, subject to Section 3.3. This right to sue for infringement shall not be used in an arbitrary or capricious manner. Licensor shall reasonably cooperate in any such litigation at Company’s expense.

3.2                                 If Company elects not to enforce any patent within PATENT RIGHTS, then it shall so notify Licensor in writing, and Licensor may, in its sole judgment and at its own expense, do so and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

3.3                                 Any recovery by Company under Section 3.1 shall be deemed to reflect loss of commercial sales, and Company shall pay Licensor a royalty in accordance with this license agreement on said recovery. Company may, in calculating any royalty due Licensor on said recovery, deduct reasonable expenses of litigation actually incurred and not reimbursed, provided, however, that in no event shall such royalty due Licensor be reduced by more than fifty percent (50%).

ARTICLE 4 - PAYMENTS

4.1                                 The Company shall pay to Licensor, within thirty (30) days of the execution of this agreement by both parties, the sum of Fifteen Thousand Dollars ($15,000.00).

4.2                                 The Company shall pay to Licensor minimum annual royalties at the end of each calendar year beginning after the first commercial sale by the Company and/or AFFILIATED COMPANY and/or sublicensee thereof of a LICENSED PRODUCT (hereinafter “Royalty Year”) as follows:

At the end of the first Royalty Year:	Twenty-five Thousand Dollars ($25,000.00)

At the end of the second Royalty Year:	Fifty Thousand Dollars ($50,000.00)

At the end of the third Royalty Year:	Seventy-five Thousand Dollars ($75,000.00)

At the end of the fourth and subsequent Royalty Years:	One Hundred Thousand Dollars ($100,000.00)

Said minimum annual royalties shall be paid to Licensor within thirty (30) days after the end of each Royalty Year. Said minimum annual royalties shall be credited against running royalties as defined by Section 4.4.

4.3                                 The Company shall use all reasonable efforts to effect the lawful commercial sale of a LICENSED PRODUCT in each country in which such LICENSED PRODUCT is licensed hereunder as soon as is commercially practicable, consistent with the Company’s sound and reasonable business practices and judgment. The Company or AFFILIATED COMPANY or a sublicensee thereof shall identify a LICENSED PRODUCT within twenty-four (24) months of the date of execution of this Agreement by both parties and file an IND with the Food and Drug Administration (FDA) within five (5) years of the date of execution of this Agreement by both parties and make a first commercial sale of a LICENSED PRODUCT within ten (10) years of the date of execution of this Agreement by both parties. If the Company or AFFILIATED COMPANY or a sublicensee has not identified a LICENSED PRODUCT or filed an IND within said time periods, Licensor shall have the right to terminate this Agreement. If the Company, an AFFILIATED COMPANY, or a sublicensee thereof has not achieved a first commercial sale of a LICENSED PRODUCT by the end of the ninth year from the date of execution of this Agreement by both parties, the Company shall begin payment of a minimum annual royalty of $10,000 per year until the first commercial sale has occurred, at which time the Company shall begin payment of the minimum annual royalties pursuant to Section 4.2. If the Company or AFFILIATED COMPANY or a sublicensee has not achieved a first commercial sale of a Licensed product by the end of the tenth year of the effective date of this Agreement, Licensor shall have the right to terminate this Agreement. This tenth year milestone may be extended for such length of time as the first commercial sale is delayed by reason of a delay in receiving the required governmental approval for such sale in excess of one hundred twenty (120) days from the time application for such approval is made. If the license grant is terminated, all right shall revert to Licensor.

4.4                                 The Company shall pay to Licensor, as a royalty, for each LICENSED PRODUCT sold by the Company and AFFILIATED COMPANIES thereof, two percent (2%) of the first fifty million dollars ($50,000,000) of NET SALES, three percent (3%) of the next fifty million dollars ($50,000,000) of NET SALES, and four percent (4%) of all the NET SALES over one hundred million dollars ($100,000,000) for the term of this Agreement. However, if no patent has issued with respect to the PATENT RIGHTS by December 31, 1992, the applicable royalty rate, pursuant to this Section 4.4, shall be reduced by fifty percent (50%) unless the Patent Application is involved in an interference or subject to a secrecy order from the U.S. Patent and Trademark office, in which cases the full royalty rate shall apply. If the royalty rate is reduced by fifty percent (50%) as provided by this Section and a patent subsequently issues, the full royalty rate shall be payable as of the issue date of the patent. After a patent issues, the full royalty rate shall again apply.

4.5                                 In the event that the Company grants sublicenses to any third party that is not an AFFILIATED COMPANY to make, have made, use, and sell the LICENSED PRODUCTS and/or to use the LICENSED PROCESSES anywhere in the world under the PATENT RIGHTS at anytime during the term of this Agreement, then for each such sublicense the Company agrees to pay Licensor NET ROYALTIES at the rates set forth below in the NET ROYALTY rate schedule. Such NET ROYALTIES shall be paid to Licensor whether or not a patent issues with respect to the PATENT RIGHTS.

NET ROYALTY RATE SCHEDULE

On all of the NET ROYALTIES collected by the Company or its AFFILIATED COMPANIES (including dollar equivalents in foreign funds) during each calendar year during the term of this agreement,

(1)                                  if Company or AFFILIATED COMPANY does not complete, within its internal laboratories, the RESEARCH PHASE of product development, the royalty rate shall be 50%, or

(2)                                  if Company or AFFILIATED COMPANY does complete, within its internal laboratories, the RESEARCH PHASE of product development, the royalty rate shall be 25%.

4.6                                 If, in the Company’s reasonable judgment, it is necessary to have one or more royalty-bearing licenses from third parties in order to fully exercise the rights granted by Licensor hereunder, then the applicable royalty rate set forth in section 4.4 shall be reduced by one percent (1%) for each percent of royalty the Company would be required to pay under such licenses from third parties, but in no case will the royalty otherwise due Licensor be reduced by more than fifty percent (50%).

4.7                                 No multiple royalties shall be payable on NET SALES of any LICENSED PRODUCT by virtue of such LICENSED PRODUCT being covered by a claim or claims of more than one patent or patent application within PATENT RIGHTS.

4.8                                 In the event that the Company and Licensor jointly own a patent or patent application within PATENT RIGHTS by virtue of co-inventorship between personnel of Licensor and one or more employees of the Company, (i) the applicable minimum annual royalties as set forth in Sections 4.2 and 4.3 hereof, which become due by virtue of the sale of a LICENSED PRODUCT covered solely by one or more claims of such a jointly owned patent or patent application shall be reduced by fifty percent (50%); and (ii) the applicable royalty rates, as set forth in Sections 4.4 and 4.5 hereof, based on NET SALES of a LICENSED PRODUCT covered solely by one or more claims of such a jointly owned patent or patent application shall be reduced by fifty percent (50%). However, where such LICENSED PRODUCT is also covered by a claim of a patent or patent application within PATENT RIGHTS which is owned solely by Licensor, the applicable royalty reduction of this Section shall not apply.

4.9                                 The Company shall provide within thirty (30) days of the end of each June and December after execution of this Agreement by both parties a written report to Licensor of the amount of LICENSED PRODUCT sold, the total NET SALES of such LICENSED PRODUCT, the royalties due to Licensor as a result thereof, the amount of NET ROYALTIES received from nonaffiliated sublicensees pursuant to Section 4.5, and royalties due to Licensor pursuant to Section 4.5. Payment of any such royalties due shall accompany such report. Until the Company has achieved a first commercial sale of a LICENSED PRODUCT, each report shall include a full written report on the progress of the Company’s efforts towards such first commercial sale.

4.10                           The Company shall make and retain, for a period of three (3) years following the period of such report, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in section 4.9. Such books and records shall be satisfactory to Licensor and in accordance with generally accepted accounting principles consistently applied. The Company shall permit the reasonable inspection and copying of such records, files and books of account by Licensor during regular business hours upon ten (10) business days’ written notice to the company. Such inspection shall not be made more than once each calendar year. All reasonable costs of such inspection and copying shall be paid by Licensor, provided that if any such inspection shall reveal that an error has been made in the amount of any payment in amount equal to 15% or more of such payment, such costs shall be borne by the Company.

ARTICLE 5 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

5.1                                 Licensor represents that Appendix A contains an accurate and complete listing and description of the Patent Application and issued patents included within PATENT RIGHTS.  Appendix A shall be periodically updated.

5.2                                 Licensor warrants that, except to the extent specifically set forth in Article 6, Licensor has the right to grant the rights and licenses granted therein to the Company free and clear of all liens and encumbrances.

5.3                                 Title to all patent and patent applications included within PATENT RIGHTS, in which no employees of the Company are co-inventors, shall reside in Licensor. All patent applications included within PATENT RIGHTS in which no employees of the Company are co-inventors shall be assigned to Licensor. Inventions which arise from joint inventorship between personnel of Licensor and one or more employees of the Company shall be assigned to both Licensor and the Company. Throughout the term of the Agreement, the Company shall have the right, but shall not be obligated, to file United States and/or foreign patent applications included within PATENT RIGHTS; to prosecute and defend such applications against third party oppositions; and upon grant of any Letters Patent included within PATENT RIGHTS to maintain such Letters Patent in force, and the Company shall be licensed under such patents or patent applications. In carrying out the filing and prosecution of applications and maintenance of Letters Patents in which no employees of the Company are coinventors, due care shall at all times be taken to reasonably safeguard the interests of Licensor as assignee, and Licensor shall have the right of final decision on all actions taken in such filing, prosecution, and maintenance, which decision shall not be unreasonable in view of the Company’s interests as licensee. All the costs of such filing, prosecution, and maintenance for PATENT RIGHTS in which Licensor is the sole assignee shall be billed directly to JHU, and reimbursed in full by the Company within thirty (30) days of receipt. At the time of billing, a duplicate copy of such bill shall be sent directly to the Company, so as to keep it informed of incurred costs. Costs for filing, prosecution, and maintenance of PATENT RIGHTS which are jointly owned by Licensor and the Company shall be billed directly to the Company and paid by Company. For PATENT RIGHTS which are either solely owned by Licensor or jointly owned by Licensor and Company:

(a)                                  the patent attorney will timely send copies of all correspondence to and from the various patent offices to both parties and shall give both parties an opportunity to comment thereon.

(b)                                 Company, at its own expense, shall have the right, but shall not be obligated, to file United States and/or foreign patent applications included within the PATENT RIGHTS; to prosecute and defend such applications against third party oppositions; and upon grant of any Letters Patent included within the PATENT RIGHTS, to maintain such Letters Patent in force.

(c)                                  if the Company elects not to file or prosecute such applications or maintain such Letters Patent., the Company. shall so notify Licensor, in which event Licensor shall have the right to file or prosecute such applications and to maintain such Letters Patent entirely at its own expense, and the Company shall not be licensed thereunder.

5.4                                 The Company agrees that the investigators and researchers of Licensor shall have the right to publish any results relating to the invention disclosed within PATENT RIGHTS. The Company shall be provided with an advance copy of any such proposed publication. At the Company’s request, the Licensor agrees to delay submission for publication to permit the filing of patent application(s) but in no event shall such delay exceed sixty (60) days from the time the Company receives the advance copy of the proposed publication.

5.5                                 During the term of this Agreement, Licensor and the Company may disclose to each other information which each considers to be confidential (hereinafter “CONFIDENTIAL INFORMATION”). All written CONFIDENTIAL INFORMATION shall be marked as confidential by the party providing the information at the time it is provided. All CONFIDENTIAL INFORMATION which is verbally disclosed shall be subject to the obligations of this Section 5.5 only upon written communication of its confidential nature prior to or within 20 days after the time of its disclosure. Upon the acceptance of the disclosure of the CONFIDENTIAL INFORMATION, each party agrees to employ all reasonable efforts to maintain the CONFIDENTIAL INFORMATION secret and confidential, such efforts to be no less than the degree of care employed by each party to preserve and safeguard the party’s own CONFIDENTIAL INFORMATION. The Company and Licensor each agrees to treat as confidential and to use only in the conduct of its business all CONFIDENTIAL INFORMATION disclosed to it by the other party except insofar as this Agreement authorizes the use of such CONFIDENTIAL INFORMATION other purposes. The Company and Licensor each agree not to disclose any of the CONFIDENTIAL INFORMATION received from the other party to any third party who has not agreed to keep it confidential. The company and/or Licensor shall be relieved from their respective obligations under this Section 5.5 with regard to any part of the CONFIDENTIAL INFORMATION:

(a)                                  that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(b)                                 that can be demonstrated, in writing, to have been in the possession of the party seeking release, or readily available to such party from another source without binder of secrecy, provided however, that such source is not under obligation of secrecy to the other party; or

(c)                                  that becomes part of the public domain or known to the trade or public by publication or otherwise, not due to any unauthorized act by the party seeking release.

The Company’s and Licensor’s respective obligations under this Section 5.5 shall extend for a period of five (5) years from the EFFECTIVE DATE hereof; or (b) three (3) years from the date of termination, whichever occurs later.

ARTICLE 6 - DHHS

6.1                                 Pursuant to 35 USC 202, Licensor elected to take all right, title, and interest in the invention forming the basis of the PATENT APPLICATION.

6.2                                 The Company hereby specifically agrees to cooperate with Licensor in abiding by the terms and conditions imposed on Licensor pursuant to 35 USC 200-211 and the regulations promulgated thereunder. If a conflict arises between the terms of this agreement and said federal statutes and regulations, said federal statutes and regulations shall prevail.

6.3                                 Licensor warrants that it has complied with and will continue to comply with all duties and obligations running from Licensor to the Government pursuant to 35 USC 200-211 and the regulations promulgated thereunder.

6.4                                 Licensor warrants that it has the right to grant the exclusive licenses granted under this Agreement for the life of any U.S. or foreign patent that might issue with respect to the PATENT APPLICATION.

ARTICLE 7 - TERM AND TERMINATION

7.1                                 This Agreement shall be effective on the date that the last party executes this Agreement. It shall expire on the date of expiration of the last to expire patent issued included within PATENT RIGHTS, or if no patent ultimately issues, fifteen (15) years after the first commercial sale of a LICENSED PRODUCT.

7.2                                 The Company may terminate this Agreement at any time by written notice to Licensor. Upon termination, all rights revert back to Licensor.

7.3                                 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given notice of such default in writing and a period of thirty (30) days after receipt of such notice to correct the breach or default. If the default or breach is not corrected within said thirty (30) day period, the party not in default shall have the right to terminate this Agreement.

7.4                                 Nonpayment of the royalties required under Article 4 and nonreimbursement of costs required under Article 5 hereinabove shall be a breach of this Agreement in accordance with the provisions of Section 7.3 hereinabove and Licensor shall have the right to terminate this Agreement if said breach is not corrected within thirty (30) days. Termination shall not affect right to recover unpaid royalties and nonreimbursed patent costs.

7.5                                 In the event (a) either party shall become insolvent or shall suspend business or shall file a voluntary petition or answer admitting the jurisdiction of the Court and the material allegations of or shall consent to an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, and (b) no AFFILIATED COMPANY shall undertake to assume its obligations under the provisions of this Agreement within ninety (90) days from the date on which the party becomes so disabled, then to the extent permitted by law, the other party may thereafter immediately terminate this Agreement by giving written notice of termination to the disabled party. This Agreement shall terminate upon receipt of such notice, except with respect to all accrued and unpaid royalties and sales.

7.6                                 Sections 3.3, 4.10, 5.5, 7.4, 7.6, 8.5, 8.6, 8.8 8.9 of this Agreement shall survive the termination of this Agreement.

ARTICLE 8 - MISCELLANEOUS.

8.1                                 All notices pertaining to extension, termination, and amendment to this Agreement shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other addresses as such party shall have furnished in writing to the other party in accordance with this Section 8.1:

ASSOCIATE DEAN FOR RESEARCH

The Johns Hopkins University.

School of Medicine

720 Rutland Avenue

Baltimore, Maryland  21205

Ms. Susan E. Dubé

Vice President

Brigham and Women’s Hospital

75 Francis Street

Boston Massachusetts  02115

T CELL SCIENCES, INC.

840 Memorial Drive

Cambridge, MA  02139

Attention:  Chairman and Chief Executive Officer

8.2                                 All progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent certified mail, return receipt requested, by TCS to:

Assistant Dean for Technology Licensing

The Johns Hopkins University

School of Medicine

720 Rutland Avenue

Baltimore, Maryland 21205

JHU shall provide copies of said reports and correspondence to BWH.

8.3                                 The Company may assign this Agreement in whole or in part to a party (i) acquiring substantially all of its business relating to LICENSED PRODUCTS and/,or LICENSED PROCESSES; (ii) to any AFFILIATED COMPANY; or (iii) to any other party provided Licensor approves the assignment in writing, which approval shall not be unreasonably withheld. BWH shall have the right to assign this Agreement to its parent corporation, Brigham Medical Corporation.

8.4                                 The construction, performance, and execution of this Agreement shall be governed and interpreted by the laws of the State of Maryland.

8.5                                 Neither party shall use the other party’s name or, any contraction thereof, or the names of inventors in any advertising, promotional, or sales literature without prior written consent from the other party.

8.6                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8.6, LICENSED PRODUCTS AND LICENSED PROCESSES ARE PROVIDED “AS IS”. NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. LICENSOR DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS AND PROCESSES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCTS AND PROCESSES LICENSED UNDER THIS AGREEMENT. COMPANY ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND PROCESS MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT OR LICENSED PROCESS AS DEFINED IN THIS AGREEMENT.

8.7                                 Licensor warrants that it has good and marketable title to the invention claimed under PATENT RIGHTS and it is free of all liens and encumbrances which may result in claims against Company or its affiliates.

8.8                                 In as much as Licensor and the inventors of LICENSED PRODUCTS will not, under the provisions of this Agreement or otherwise, have any control over the manner in which company or AFFILIATED COMPANY or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCTS from any of the foregoing entities, practice the inventions of LICENSED PRODUCTS, Company shall defend and hold Licensor and said inventors harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entitles, whether or not Licensor or any one or more of said inventors, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCTS, by an affiliate or an agent or a sublicensee or a third party on behalf of or for the account of the Company or by a third party who purchases LICENSED PRODUCT from the Company, shall be considered Licensee’s practice of said inventions for purposes of this Section 8.8. The obligation of the Company to defend and indemnify as set out in this Section 8.8 shall survive the termination of this Agreement.

8.9                                 The Company warrants that it now maintains and will continue to maintain, in each country Company sells LICENSED PRODUCTS, product liability insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT and will annually present evidence to Licensor that such coverage is being maintained. The Company will furnish Licensor with a copy of each product liability insurance policy obtained and agrees to maintain reasonable product liability insurance pertaining to the LICENSED PRODUCT. Licensor shall be listed as named insured in Company’s said insurance policy.

8.10                           This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

8.11                           This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

8.12                           This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY

By	/s/ O. Michael Colvin, M.D.
O. Michael Colvin, M.D. Associate Dean for Research

Date	12/15/88

BRIGHAM AND WOMEN’S HOSPITAL

By	/s/ Ms. Susan E. Dubé

Name	Ms. Susan E. Dubé

Title	Vice President

Date	12/7/88

T CELL SCIENCES, INC.

By	/s/ Patrick C. Kung

Name	Patrick C. Kung

Title	Executive Vice President

Date	11/30/88

I have read and agree with the terms of this Agreement.

By	/s/ Douglas T. Fearson	Date	December 14, 1988
Douglas T. Fearson

By	/s/ Lloyd B. Klickstein	Date	December 8, 1988
Lloyd B. Klickstein

By	/s/ Winnie W. Wong	Date	December 9, 1988
Winnie W. Wong

APPENDIX A

(TO BE UPDATED PERIODICALLY)

U.S. Patent Application Serial Number 176,532 filed on April 1, 1988

EXHIBIT A

AGREEMENT

THIS AGREEMENT is made between THE JOHNS HOPKINS UNIVERSITY, having a place of business at 720 Rutland Avenue, Baltimore, Maryland 21205 (hereinafter referred to as “JHU”) and BRIGHAM AND WOMAN’S HOSPITAL, having a place of business at 75 Francis Street, Boston, Massachusetts 02115 (hereinafter referred to as “BRIGHAM AND WOMAN’S”); and

WITNESSETH THAT:

WHEREAS, Douglas T. Fearon of JHU, Lloyd B. Klickstein of JHU and BRIGHAM AND WOMAN’S and Winnie W. Wong of BRIGHAM AND WOMAN’s have jointly invented “The Human C3b/C4b Receptor (CRT)” (hereinafter referred to as “INVENTION”).

WHEREAS, a United States patent application on the INVENTION was filed on April 1, 1988 and was accorded Serial Number 176,532.

WHEREAS, said United States patent application shall be assigned jointly to JHU and BRIGHAM AND WOMAN’S, each of which shall have an equal and undivided half interest in said INVENTION disclosed and claimed therein, as well as any patent issuing thereon.

WHEREAS, JHU and BRIGHAM AND WOMAN’S wish to act jointly in offering options on licenses and licenses to others under the patent rights pertaining to said INVENTION.

WHEREAS, JHU and BRIGHAM AND WOMAN’S wish to provide for the handling and division of the monies received from any licensee under said patent rights.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and of other good and valuable considerations, the parties have agreed and do hereby agree as follows:

1.                                       Licensing of said INVENTION shall only be by mutual agreement. Neither party shall independently grant a license to a third party without agreement from the other party. JHU shall take the lead in identifying potential licensees and negotiating a license agreement.

2.                                       Foreign patent applications shall be filed at the mutual discretion of JHU and BRIGHAM AND WOMAN’S.

3.                                       Expenses related to administering the INVENTION and obtaining, defending, maintaining and licensing patents issuing thereon shall be equally divided between JHU and BRIGHAM AND WOMAN’S.

4.                                       Royalties and other income received pursuant to options on licenses and licenses under the patent rights of said INVENTION shall be equally divided between JHU and BRIGHAM AND WOMAN’S.

5.                                       This Agreement shall terminate with the expiration of the last to expire patent issued on said INVENTION, or on abandonment of all patent applications on the INVENTION, provided such abandonment is by mutual consent.

All notices and communications hereunder shall be forwarded to:

David A. Blake, Ph.D.
Associate Dean for Research
The Johns Hopkins University
School of Medicine
720 Rutland Avenue
Baltimore, MD  21205

Ms. Susan Dubé
Vice President
Brigham and Woman’s Hospital
75 Francis Street
Boston, Massachusetts  02115

IN WITNESS WHEREOF, JHU and BRIGHAM AND WOMAN’S have caused this Agreement to be duly executed as indicated below.

WITNESS:		THE JOHNS HOPKINS UNIVERSITY

/s/ Carol S. Grap		By:	/s/ David A. Blake
David A. Blake, Ph.D. Associate Dean for Research
Date:	6/28/88

WITNESS:		BRIGHAM AND WOMAN’S HOSPITAL

/s/ [signature illegible]		By:	/s/ Susan Dubé
Susan Dubé Vice President
Date:	6/24/88